MIDDLESEX WATER COMPANY ANNOUNCES RETIREMENT OF
BERNADETTE SOHLER, VP OF CORPORATE AFFAIRS

ISELIN, N.J., October 9, 2024 -- Middlesex Water Company (the “Company” or “Middlesex”), (Nasdaq:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, today announced that Bernadette M. Sohler, Vice President of Corporate Affairs, will be retiring on December 31, 2024 after a 30-year career with the Company.

Sohler joined Middlesex in 1994 and served in positions of increasing responsibility before being named to the executive leadership team as Vice President in 2007. She oversaw internal and corporate communications strategy including branding of the company’s RENEW, DirectALERT and Water for Tomorrow® initiatives, digital media, community engagement, investor and media relations, sustainability reporting, and served as company spokesperson and primary government affairs liaison.

“On behalf of the Board and our team members, I want to congratulate Bernadette on an impressive and versatile career highlighted by unwavering dedication, communications expertise, and active community and industry leadership. During her tenure at Middlesex, Bernadette established strong relationships with local officials and worked to enhance engagement and stakeholder awareness of our Company, our industry, and the value of water,” said Nadine Leslie, Middlesex Water President and CEO. “We thank her for her many contributions to the growth of our company and wish her well on her retirement journey,” added Leslie.

As part of the Company’s ongoing succession planning and strategic organizational realignment under new leadership, an investor relations director, Jennifer Ketschke has been hired, reporting directly to Senior Vice President, Chief Financial Officer and Treasurer, Rally Zerhouni. In addition, Summer DeFeo, Director of Communications, will continue to support other corporate affairs activities.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services, including municipal and industrial contract operations. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of half a million people in New Jersey and Delaware. Middlesex is focused on meeting the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure, and the communities we serve to support reliable and resilient utility services, economic growth and quality of life. To learn more about Middlesex Water, visit https://www.middlesexwater.com.

Contact:

Summer DeFeo, Director of Communications

sdefeo@middlesexwater.com

Jennifer Ketschke, Director of Investor Relations & Treasury

jketschke@middlesexwater.com